UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2008
FEDERAL SIGNAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-693	36-1063330
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois (Address of principal executive offices)		60523 (Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.
On March 12, 2008, Federal Signal Corporation (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with certain stockholders of the Company, including RCG Starboard Advisors, LLC, Ramius, LLC and certain entities and individuals affiliated with them (such stockholders collectively, the “Ramius Group”). Pursuant to the Settlement Agreement, the Company’s Board of Directors (the “Board”) appointed Mr. Dennis Martin as a Class I director to fill the current vacancy on the Board. The Company also agreed to increase the size of the Board from nine to ten directors effective as of the date of the Company’s 2008 annual meeting of stockholders, currently scheduled to be held on April 22, 2008 (the “2008 Annual Meeting”). To fill the new position resulting from the increase in the size of the Board, the Company has nominated Mr. Martin for election at the 2008 Annual Meeting as a Class III director for a three-year term expiring at the Company’s annual meeting of stockholders in 2011. The Ramius Group has agreed not to present any proposals or additional director nominees at the 2008 Annual Meeting, and to vote their shares of the Company’s common stock in favor of the nominees selected by the Board for election as directors at the 2008 Annual Meeting.
Following the 2008 Annual Meeting, the Ramius Group shall have the right under the Settlement Agreement to recommend a person to fill the vacancy in Class I on the Board resulting from the election of Mr. Martin as a Class III director at the 2008 Annual Meeting (the “Ramius Class I Nominee”). The Board has agreed to appoint such person to the Board as a Class I director if such person’s independence and qualifications have been reviewed and approved by the Corporate Governance Committee of the Board. If the Corporate Governance Committee determines that such person does not meet the qualifications of the Board, the Ramius Group shall have the right to propose additional persons qualified to be considered and appointed in accordance with the Settlement Agreement.
Under the Settlement Agreement, the Company granted the Ramius Group the right to appoint an observer to the Board who, subject to certain limitations, may attend the meetings of the Board and the CEO Search Committee of the Board. These observer rights will terminate after a Ramius Class I Nominee is appointed to the Board.
The Company has also agreed to appoint Mr. Martin to any special committees that may be established during his term as a director on the Board; provided that Mr. Martin meets applicable qualification requirements for service on such committee. In addition, the Board has agreed that, once appointed to the Board, the Ramius Class I Nominee will be appointed to serve on the Board’s CEO Search Committee
The foregoing summary is qualified in its entirety by the Settlement Agreement, a copy of which is filed as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference. The Company has issued a press release announcing the execution of the Settlement Agreement, a copy of which is included as Exhibit 99 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective March 12, 2008, the Board appointed Mr. Dennis Martin as a Class I director of the Board. Mr. Martin appointed to the Board pursuant to the Settlement Agreement as described in Item 1.01 above and incorporated by reference herein. The Board has determined that Mr. Martin is “independent” as defined by the listing standards of the New York Stock Exchange. Mr. Martin is not currently serving on any committee of the Board.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to Section 3.2 of the Company’s By-Laws, on March 12, 2008, the Company’s Board of Directors increased the number of directors of the Company from nine to ten members effective as of the date of the Company’s 2008 Annual Meeting.

Item 9.01	Financial Statements and Exhibits.
(c)	The following exhibits are filed as part of this report:

Exhibit Number	Description

10	Settlement Agreement dated March 12, 2008 between the Company and the Ramius Group.

99	Company Press Release dated March 13, 2008.
* * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 13, 2008

FEDERAL SIGNAL CORPORATION
By:	/s/ Paul Brown
Paul Brown, Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10	Settlement Agreement, dated March 13, 2008, among the Company and the Ramius Group

99	Press Release dated March 13, 2008